UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 20, 2006

HANCOCK FABRICS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1 - 9482	64-0740905
(State or other jurisdiction	(Commission	(I. R. S. Employer
of incorporation)	File Number)	Identification No.)

One Fashion Way, Baldwyn, MS 38824
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (662) 365-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 20, 2006, Kathleen Kennedy assumed the position of Senior Vice President Marketing of Hancock Fabrics, Inc. In this position, Ms. Kennedy will receive a base salary of $190,000 per year, will be eligible to participate in the Company's bonus plan, the Company's long term restricted stock program, and the Company's 401(k) savings plan, and will be provided with relocation expenses and a temporary housing allowance.

Ms. Kennedy received 25,000 shares of restricted common stock on her start date which will vest in five equal annual installments beginning on the first anniversary of her start date. In addition, Ms. Kennedy received stock options to purchase 50,000 shares of common stock. The stock options will have an exercise price equal to the current price on the date of grant and will vest in four equal annual installments beginning on the first anniversary of her start date.

In the event that Ms. Kennedy's employment is terminated, Ms. Kennedy may be entitled to a severance payment. If her employment is terminated as a result of a change in control of the Company, Ms. Kennedy will receive a severance payment equal to her annual salary plus a prorated bonus. If her employment is terminated without a change in control of the Company and without cause, prior to January 1, 2008, Ms. Kennedy will be entitled to a severance payment equal to her annual salary. The receipt of severance will be conditioned upon Ms. Kennedy's agreement to certain non-competition and non-solicitation prohibitions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                HANCOCK FABRICS, INC.
                                (Registrant)

                                By: /s/ Bruce D. Smith
                                Bruce D. Smith
                                Executive Vice President
                                and Chief Financial Officer
                                (Principal Financial and Accounting Officer)

Date: February 23, 2006